Exhibit 99.1

Sparton Corporation

Fiscal 2011 First Quarter Financial Results

November 17, 2010

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you, operator. Good morning and thank you for participating in Sparton’s fiscal 2011 first quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

{Slide 3 – Today’s Call Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2011 first quarter financial results, review the financial impact of the Delphi acquisition, provide an update on the status of our liquidity and capital resources, review the Company’s recent changes in the area of corporate governance, and provide a brief update to the fiscal 2011 outlook. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 12:00pm EST.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2011 first quarter call. Today, we will begin by reviewing our first quarter consolidated performance.

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{Slide 4 – 1st Quarter Consolidated Financial Results – Operating Income/Net Income/EPS}

We are pleased to report fiscal 2011 first quarter operating and net income of $4.1 million or $0.40 per share, versus operating income of $1.6 million and net income of $1.4 or $0.14 per share, for the first quarter of fiscal 2010. This is the fifth consecutive quarter in which the Company has posted pre-tax income, after reporting pre-tax losses for the previous 12 consecutive quarters. Included in the fiscal 2011 first quarter financials are the results of operations from the Delphi Medical Systems acquisition from the August 6, 2010 date of acquisition. The acquired business is now referred to as Sparton Medical Systems Colorado or SMS Colorado. The first quarter results of this business will be discussed in detail later in the call.

{Slide 5 – 1st Quarter Consolidated Financial Results – Net Sales}

Our consolidated first quarter revenue was $45.8 million, decreasing 5% or $2.3 million from the same period in the prior year. The overall drop in revenue reflects the final disengagement of the Honeywell contract within our EMS segment and softening sales with our ongoing customers in the Medical segment. This decrease was partially off-set from the incremental revenue from our SMS Colorado operations combined with increased sonobuoy sales to the U.S. Navy.

{Slide 6 – 1st Quarter Consolidated Financial Results – Gross Profit/Restructuring}

Our gross profit in the first quarter of fiscal 2011 was $7.0 million compared to $7.4 million in the first quarter of fiscal 2010. The gross profit percentage remained flat from 15.3% a year ago to 15.4% in the fiscal 2011 first quarter. Impacting the quarter over quarter gross margin was the

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favorable impact of increased sonobuoy sales from the Company’s DSS segment, the impact of plant closure and consolidation within the EMS segment and the benefits of continuous cost improvement programs across the Company. Offsetting these positive trends were unfavorable product mix, customer pricing adjustments and decreased capacity utilization within the Medical segment.

Selling and administrative expenses for the three months ended September 30, 2010 increased approximately $0.4 million from the prior year quarter, reflecting additional expenses related to the SMS Colorado facility, increased internal research and development expenses, increased information technology expenses and increased expenses related to the Company’s long-term incentive plan, partially offset by reduced selling and administrative expenses resulting from the consolidation of EMS facilities during fiscal 2010.

Restructuring and impairment charges were $0.1 million and $0.9 million for the three months ended September 30, 2010 and 2009, respectively. Interest expense was $0.2 million for fiscal 2011 first quarter compared to $0.3 million for the same quarter in fiscal 2010. The decrease in interest expense primarily reflects the repayment of the Company’s outstanding bank debt in August 2009.

{Slide 7 – SMS Colorado 1st Quarter Financial Results}

We are extremely pleased to have closed on the Delphi Medical Systems acquisition during the first quarter and to have substantially completed our 100 day integration plan ahead of our schedule. The purchase price of $8.0 million is subject to certain adjustments based on the determination of the final inventory value. Cash consideration paid at closing of approximately

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$7.8 million, including a $2.0 million escrowed holdback, was reduced by approximately $0.2 million for the assumption of retained employee accruals and was financed entirely through the use of Company cash. The Company has estimated that the additional cash consideration due to Delphi, subject to final agreement of the acquired inventory value, will be approximately $0.6 million and has accrued for this amount at September 30, 2010. Sparton has determined that the fair value of the assets acquired and liabilities assumed related to this acquisition exceed the total purchase consideration and, in compliance with recent acquisition accounting rule changes, the Company has recorded a gain on acquisition of $2.4 million in the three months ended September 30, 2010.

The acquired business, which is reported in the Company’s Medical segment, is expected to add $32 million in projected annual revenue from a new and diversified customer base and provides Sparton with a geographic presence in the western United States. SMS Colorado primarily manufactures OEM medical devices including blood separation equipment, spinal surgery products and 3-D eye mapping devices. It also provides engineering and manufacturing support to a market-leading environmental sensor company whose markets include meteorology, weather critical operations and controlled environment applications.

The operations of SMS Colorado are included in the consolidated operating results for the fiscal 2011 first quarter from the August 6, 2010 date of acquisition. SMS Colorado reported first quarter net sales of $5.9 million, gross profit of $0.6 million or 9%, and operating income of $2.4 million. Excluding the $2.4 million gain on acquisition, the operations essentially had a neutral impact on the consolidated net income in the first quarter.

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On a pro-forma basis, the revenue for the current and prior comparable full quarters remained relatively flat at $9.4 million and $9.6 million for the quarters ended September 30, 2010 and 2009, respectively. The gross margin percent has increased from 1% for the fiscal 2010 first quarter to 7% for the current year first quarter. To further enhance SMS Colorado’s profitability, Sparton management quickly initiated certain actions designed to reduce costs. The workforce at this location has been reduced by approximately 18% since acquisition and, additionally, the Company consolidated the Colorado operations from two facilities to one during the first quarter, terminating the lease for the exited building as of November 1, 2010.

Again, we are pleased at the speed by which we have been able to execute on our cost savings initiatives as part of our 100 day plan, having surpassed our internal timeline for the facility consolidation. Initial successes in the implementation of Lean Enterprise in Colorado are encouraging for enhancing the profitability of this business as we anticipate this strategic addition to our Medical business being accretive to earnings no later than the third quarter of fiscal 2011.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 8 – Medical Operating Results}

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For the Medical Device business, sales decreased $500,000, or 3%, in the three months ended September 30, 2010 as compared with the same quarter last year. Excluding the incremental first quarter sales from SMS Colorado, the quarter over quarter Medical revenue decreased $6.5 million or 33%. As previously mentioned, overall sales softening in the Medical segment has continued with one customer right-sizing their inventories, a second customer suspending production to make product enhancement modifications and a third customer elevating sales in the prior year related to the initial channel fill for a new product introduction.

The gross profit percentage on Medical sales decreased to 10% from 15% for the three months ended September 30, 2010 and 2009, respectively. This decline in margin on Medical sales reflects decreased capacity utilization at the Company’s Strongsville, Ohio facility. Additionally contributing to the decrease in margin was unfavorable product mix between the two periods and the loss of certain favorable materials pricing benefits in the prior year due to customer pricing adjustments. These downward pressures on gross margin were partially offset by greater operating efficiencies from the consolidation of manufacturing operations in fiscal 2010 and the Company’s continued efforts to align its cost structure with the decline in revenue. It is anticipated that the fiscal 2011 gross margin for the medical segment will continue to be in the 13 to 16 percent range.

{Slide 9 – EMS Operating Results}

For the EMS business, sales for the three months ended September 30, 2010 decreased $5.3 million as compared to the same quarter last year. This reduction primarily reflects decreased sales to two customers. Sparton disengaged with one of these customers, Honeywell, during the three months ended December 31, 2009. The decrease in sales to the second customer reflects

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the quarter over quarter loss of certain programs with this customer. Partially offsetting these decreases were sales to another customer that increased by approximately $0.6 million. EMS sales include intercompany sales resulting primarily from the production of circuit boards that are then utilized in DSS product sales. Intercompany sales increased approximately $0.8 million in the comparable three month period. These intercompany sales are eliminated in consolidation. Several other customers in the aggregate accounted for the remaining sales variance.

The gross profit percentage on EMS sales increased to 7% for the three months ended September 30, 2010 compared to 6% for the same quarter in the prior year. The quarter over quarter comparison reflects improved performance and the reduced overhead costs resulting from the plant closures, consolidation of EMS operations and an aggressive continuous cost improvement program, partially offset by the impact of the overall decrease in sales volume and the favorable pricing on Honeywell sales during its disengagement in the prior year. It is anticipated that the fiscal 2011 gross margin for the EMS segment will continue to be in the 5 to 8 percent range.

{Slide 10 – DSS Operating Results}

DSS sales for the three months ended September 30, 2010 were significantly above the first quarter of the prior fiscal year, increasing $4.3 million. This increase is reflective of higher U.S. Navy sonobuoy production in the current year quarter, partially offset by a decrease in sonobuoy sales to foreign governments and a slight decrease in engineering sales revenue.

The gross profit percentage on DSS sales for the three months ended September 30, 2010 was 24% compared to 26% for the same quarter in the prior year. The Company continues to realize elevated margins on the production of U.S. Navy sonobuoys reflecting success in sustaining

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previous improvements in production efficiency through the continued implementation of Lean Enterprise. It is anticipated that the fiscal 2011 gross margin for the DSS segment will continue to be in the 20 to 25 percent range.

{Slide 11 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at September 30, 2010 is our Industrial Revenue Bonds with the State of Ohio of approximately $1.9 million. During the quarter ended September 30, 2010, the Company made total principal and interest payments of $0.1 million. Our debt to equity ratio on September 30, 2010 remained at .03 to one.

As of September 30, 2010, the Company had no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August, 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants all of which were met at September 30, 2010. During the fiscal 2011 first quarter, various borrowing restrictions, including the $2.0 million borrowing block, have been lifted based on our fiscal year 2010 financial results.

Summarizing our cash flows in the fiscal 2011 first quarter, operating activities provided $5.0 million of net cash flows in the three months ended September 30, 2010. Excluding changes in working capital, operating activities provided $2.5 million in the first quarter of fiscal 2011, reflecting the Company’s operating performance during the period. Working capital provided $2.5 million of net cash flows in the fiscal 2011 first quarter, primarily reflecting the collection of advance billings related to U.S. Navy contracts during the quarter in excess of the funding of production under those contracts, partially offset by working capital funding related to the SMS Colorado facility, as well as funding of a contribution to the Company’s pension plan.

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Cash flows used in investing activities in the three months ended September 30, 2010 totaled $8.3 million. The fiscal 2011 first quarter reflects the acquisition of certain assets of Delphi Medical. The consideration paid of $7.8 million is net of $0.2 million of assumed employee accrual adjustments and is subject to adjustments related to the final agreed upon inventory values. The purchase was financed entirely through the use of Company cash. Capital expenditures for the three months ended September 30, 2010 were approximately $0.5 million.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

{Slide 12 – Board of Directors}

Thanks Greg.

I would like to briefly update our investors with activities that the Board of Directors have initiated during the past year as well as briefly discussing the significant changes in governance that were proposed and subsequently approved by our shareholders that we believe makes us one of the more advanced public companies in the area of corporate governance.

In the last two years, the board has reduced its size from 11 to 9, with 8 directors being independent board members. I am the only non-independent board member. In that process, we gained 3 new members to the board, including myself, to further enhance our expertise in strategic growth, operational turnaround, and continued financial oversight.

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In the past year, the Board committees worked on various issues, such as updating and revising their charters, to reflect today’s business environment, implementing a short term incentive plan based on annual performance objectives, implementing a long term incentive program based on long term financial metrics that are in alignment with the interests of the shareholders, and continuing oversight related to the Company’s financial reporting process, internal controls, risk management, and legal and regulatory requirements.

Further, our shareholders approved the Company’s proposals to amend the Articles of Incorporation and the Code of Regulations, to declassify the board and to require majority voting on directors in uncontested elections. We also included in our proxy, although not required, an advisory “say-on-pay” vote on named executive officer compensation.

Within the last year, the Company has been progressively moving forward its governance policies in an effort to become a more contemporary, leading-edge entity that aligns itself with the interests of its shareholders. Based on the number of votes cast and results thereof at the 2010 Annual Meeting of Shareholders, we believe that it is evident that the shareholders are pleased with the actions the Company has taken to improve its governance.

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{Slide 13 – Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for the rest of fiscal 2011. With the operational phase of the Company’s turnaround and the associated costs substantially complete, we are simultaneously focused on the goals of sustained profitability and shifting to the next phase of the turnaround which focuses on the successful implementation of our strategic growth plan.

The long term sustainability and continued margin improvement in our EMS business is now primarily volume dependent, so our addition of a business development manager and a soon to be completed marketing strategy should enable us to increase volume at our EMS facilities with profitable contracts. With DSS’ expanded business development organization also in place, we anticipate it will continue to perform at recent levels of profitability. With cutbacks in medical facility capital spending taking place, as well as diminished consumer spending for medical procedures, the addition of SMS Colorado’s diverse customer base to our Medical segment and an increase of eight business development people across the entire Company, will assist in offsetting the challenges seen at the Strongsville location.

During the past quarter, we have made progress on a number of our growth initiatives, such as significantly increasing our business development resources, continuing to invest in our next generation digital compass product with a planned launch in calendar year 2011, and continuing to prepare for the roll-out of our new marketing strategy in the second half of fiscal 2011. The pursuit of acquisition targets that are consistent with Sparton’s strategic direction will continue to be a part of our strategic growth plan and we expect the recent SMS Colorado acquisition to be accretive no later than the third quarter of this fiscal year. With these initiatives and many others in motion, we believe that the Company is positioned for prolonged growth well into the future.

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{Slide 14 – Welcome to a New Era}

I continue to be excited about the Company’s position and look forward to reporting on future successes.

Many great things are happening . . . the new era continues and we thank you for your support.

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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